EXHIBIT 4.6

PROMISSORY NOTE, SECURITY AGREEMENT
AND WARRANT AGREEMENT

LENDERS:

LENDERS	AMT	WARRANTS
ATVF II, LLC	$600,000	300,000
Scott Crist	100,000	50,000
Roderick P. Ciaccio	50,000	25,000
Vencore Solutions, LLC	100,000	50,000
TOTAL	$850,000	425,000

 San Antonio, TX
Date: September 26, 2008

FOR VALUE RECEIVED, the undersigned ATSI COMMUNICATIONS, INC., a Nevada corporation (“Company), hereby promises to pay to (“Lender”), at such place as Lender may specify, in lawful money of the United States of America, the principal amount of $850,000 (the “Principal Amount”) on the earlier of: (i) a Mandatory Payment Event (as hereinafter defined), or (ii) According to the attached Payback Schedule (the “Maturity Date”), plus interest on the Principal Amount outstanding from time to time hereunder at a rate equal to the lesser of (i) the maximum lawful rate or (ii) ten percent (10%) per annum. Interest shall be calculated in arrears through the last day of each month and shall be due and payable on the first day of the each month, as more fully set forth below in Section 1.

1. Advances; Payments. On the date of this Loan and Security Agreement (the “Agreement”) and subject to the accuracy of Company’s representations and the conditions set forth in Section 3 herein, Lender will deliver to Company in immediately available funds the Principal Amount specified above (the “Loan”). All payments under this Agreement shall be applied first to fees and expenses, then to interest and then to reduction of the Principal Amount. Any Principal Amount outstanding after the occurrence and during the continuance of an Event of Default under this Agreement shall bear interest at a rate equal to the lesser of (i) the lawful legal rate or (ii) seven percent (7%) above the interest rate otherwise applicable under this Agreement.

2. Secured Agreement.

2.1 General. To secure repayment and performance of all Obligations hereunder, Company grants Lender a security interest in the Company’s accounts receivable (other than accounts factored with Wells Fargo), $100,000 certificate of deposit and ATSI’s ownership in ATSICOM, whether now owned or hereafter acquired, or any value received in exchange for any of the foregoing including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith (collectively, the “Collateral”). For purposes of this Agreement and the other Loan Documents, “Obligations” means and includes all loans, debts, liabilities, obligations, covenants and duties owing by the Company to the Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other agreement executed in connection herewith or therewith, whether or not for the payment of money, whether arising by reason of a loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, and however acquired. The term includes, without limitation, all interest, charges, expenses, reasonable attorneys’ fees, and any other sum properly chargeable to the Company under this Agreement, the Note, the other Loan Documents or any other agreement executed in connection herewith or therewith.

As further security for the Obligations, and to provide other assurances to the Lender, the Lender shall receive, among other things:

(a) This Agreement shall constitute a security agreement for purposes of the UCC.

2.3 Recourse to Security. Recourse to security shall not be required for any Obligation hereunder and the Company hereby waives any requirement that the Lender exhausts any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Company.

2.4 Special Provisions Relating to Receivables.

(a) Records, Collections, Etc. The Company shall report all customer credits, disputes and discrepancies in calls and minutes in each case with a value in excess of $100,000 to the Lender. Such report shall include a general description of each such dispute and resolution. The Company shall not settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any disputes, except in the ordinary course of its business, without the Lender’s consent. Upon the occurrence and during the continuance of an Event of Default, the Lender may (i) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable and (ii) notify account debtors on the Company’s receivables that such receivables have been assigned to the Lender, and that payments in respect thereof shall be made directly to the Lender. Where Company receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, the Company will hold the same on the Lender’s behalf, subject to the Lender’s instructions, and as property forming part of the Company’s Receivables. If the Company sells goods or services to a customer which also sells goods or services to it or which may have other claims against it, the Company will so advise the Lender immediately to permit the Lender to establish a reserve therefore.

(b) Receivables Covenants. During the term of this Agreement, the Company shall always maintain current unfactored receivables greater than or equal to the Principal Amount. The Company shall notify the Lender promptly of: any material delay in the Company’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor or any disputes with account debtors or any settlement, adjustment or compromise thereof, all material adverse information relating to the financial condition of any account debtor and any event or circumstance which, to the Company’s knowledge, could be reasonably expected to cause an Event of Default. The Lender shall have the right at any time or times, in the Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

2.5 Continuation of Liens, Etc. The Company shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein, other than claims relating to liens permitted by this Agreement and the other Loan Documents. The Company agrees to comply with the requirements of all state and federal laws to grant to the Lender valid and perfected security interests in the Collateral and shall obtain a Deposit Account Control Agreement or Control Agreement from any securities intermediary or depository bank in possession of any of the Company’s investment property or deposit accounts. The Lender is hereby authorized by the Company to sign the Company’s name on any document or instrument as may be necessary or desirable to establish and maintain the liens covering the Collateral and the priority and continued perfection thereof or file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not the Company’s signature appears thereon. The Company agrees, from time to time, at the Lender’s request, to file notices of liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Lender’s representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Lender’s liens thereon. The Company agrees that the Lender may file a carbon, photographic or other reproduction of this Agreement (or any financing statement related hereto) as a financing statement.

2.7 Power of Attorney. In addition to all of the powers granted to the Lender hereunder, the Company hereby irrevocably designates and appoints the Lender (and all persons designated by the Lender) as the Company’s true and lawful attorney-in-fact, and authorizes the Lender (and its designees), in the Company’s or the Lender’s name, to, at any time an Event of Default exists or has occurred and is continuing (i) demand payment on receivables or other Collateral, (ii) enforce payment of receivables by legal proceedings or otherwise, (iii) exercise all of the Company’s rights and remedies to collect any receivable or other Collateral, (iv) sell or assign any receivable or other Collateral upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew any receivable, (vi) discharge and release any receivable, (vii) prepare, file and sign the Company’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of receivables or other proceeds of Collateral to an address designated by the Lender, and open and dispose of all mail addressed to the Company and handle and store all mail relating to the Collateral; (ix) make any payment or take any action necessary or desirable to protect or preserve any Collateral; and (x) do all acts and things which are necessary, in the Lender’s determination, to fulfill the Company’s Obligations under this Agreement and the other Loan Documents. The Company hereby releases the Lender and each Lender and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the Lender’s or any of its officer’s, employee’s or designee’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction. The Lender’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Lender under this Agreement. This power of attorney is coupled with an interest and is irrevocable until the Obligations are repaid in full.

2.8 Perfection of Security Interests.

(a) The Company irrevocably and unconditionally authorizes the Lender to file at any time and from time to time such financing statements and similar instruments with respect to the Collateral naming the Lender or its designee as the secured party and the Company as debtor, as the Lender may require, and including any other information with respect to the Company or otherwise required by the Uniform Commercial Code of such jurisdiction as the Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements and similar instruments filed on, prior to or after the date hereof. The Company hereby ratifies and approves all financing statements naming the Lender or its designee as secured party and the Company as debtor with respect to the Collateral (and any amendments with respect to such financing statements and similar instruments) filed by or on behalf of the Lender prior to the date hereof and ratifies and confirms the authorization of the Lender to file such financing statements and similar instruments (and amendments, if any). The Company hereby authorizes the Lender to adopt on behalf of the Company any symbol required for authenticating any electronic filing. In no event shall the Company at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement or similar instrument (or amendment or continuation with respect thereto) naming the Lender or its designee as secured party and the Company as debtor, without the prior written consent of the Lender.

(b) The Company does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof. In the event that any Company shall be entitled to or shall receive any chattel paper or instrument after the date hereof, the Company shall promptly notify the Lender thereof in writing. Promptly upon the receipt thereof, the Company shall deliver, or cause to be delivered to the Lender, all tangible chattel paper and instruments that the Company has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify, in each case except as the Lender may otherwise agree. At the Lender’s option, the Company shall, or the Lender may at any time on behalf of the Company, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Lender with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Lender, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) The Company does not have any deposit accounts, except for Wells Fargo, as of the date hereof., The Company shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) the Lender shall have received not less than one (1) Business Days prior written notice of the intention of the Company to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to the Lender the name of the account, the owner of the account, the name and address of the bank or other financial institution at which such account is to be opened or established, the individual at such bank or other financial institution with whom the Company is dealing and the purpose of the account and (ii) on or before the opening of such deposit account, the Company shall as the Lender may specify either (A) deliver to the Lender a Deposit Account Control Agreement with respect to such deposit account of the Company duly authorized, executed and delivered by the Company and the bank at which such deposit account is opened and maintained or (B) arrange for the Lender to become the customer of the bank with respect to such deposit account of the Company on terms and conditions acceptable to the Lender. The terms of this subsection (C) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Company’s salaried employees.

(d) The Company shall take any other actions reasonably requested by the Lender from time to time to cause the attachment and perfection of, and the ability of the Lender to enforce, the security interest of the Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and similar instruments and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that the Company’s signature thereon is required therefore, (ii) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the security interest of the Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the security interest of the Lender in such Collateral, (iv) obtaining the consents and approvals of any Governmental Person or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

2.9 Right to Cure. The Lender may, at its option, (a) upon notice to the Company, cure any default by the Company under any material agreement with a third party that affects the Collateral, its value or the ability of the Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Lender therein or the ability of the Company to perform its Obligations hereunder or under the other Loan Documents, (b) pay or bond on appeal any judgment entered against the Company, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in the Lender’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Lender with respect thereto. The Lender may add any amounts so expended to the Obligations, such amounts to be repayable by the Company on demand. The Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Company. Any payment made or other action taken by the Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

3. Representations, Warranties and Covenants of Company.

3.1 Corporate Existence and Authority. Company is and will continue to be duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Company is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Company. Company has all requisite power to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, and all other documents and agreements contemplated by this Agreement, and to perform the provisions of this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and all other documents and agreements contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Company. This Agreement, and all other documents and agreements contemplated by this Agreement have each been duly authorized, executed and delivered by, and each is the valid and binding obligation of, Company enforceable against Company in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors’ rights generally.

3.2 No Conflicts. The consummation of the transactions contemplated by this Agreement and the performance of the terms and provisions of this Agreement, and any other documents or agreements contemplated by this Agreement will not (i) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, bank loan or credit agreement, corporate charter, by-laws or other material agreement or instrument to which Company is a party or by which Company or any of its properties or the Collateral is bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order of any court, arbitrator or Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, “Governmental Person”) applicable to Company or (iii) violate any material provision of any statute or other rule or regulation of any Governmental Person applicable to Company, which could have a material adverse effect on Company.

3.3 Place of Business; Location of Collateral. The address set forth in Section 9.3 of this Agreement is Company’s chief executive office and the Collateral is located only at such location and at such other location or locations listed herein. Company will give Lender prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Company’s chief executive office.

3.4 Title to Collateral; Permitted Liens. Company is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of equipment which are leased by Company. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, other than Permitted Liens. Lender now has, and will continue to have, a perfected and enforceable security interest in all of the Collateral subject only to Permitted Liens, and Company will at all times defend Lender and the Collateral against all claims of others (subject to the rights of holders of the Permitted Liens). So long as the Loan is outstanding, none of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Company is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Company’s right to remove any Collateral from the leased premises (subject to statutory rights of landlords). Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Company shall, whenever requested by Lender, use its best efforts to cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify, so as to ensure that Lender’s rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Company will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

As used in this Agreement, “Permitted Liens” shall mean (a) the lien, charges, security interests in favor of the Lender (b) liens, charges, security interests, licenses, leases, and other encumbrances 4 attached hereto and made a part hereof, (c) liens, charges, security interests, and other encumbrances arising under or relating to the sale of accounts receivable under that certain Account Transfer Agreement with Wells Fargo Business Credit and any renewal, extension or replacement thereof; (d) liens for taxes or assessments or other charges by a Governmental Person that are not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (e) mechanics’ materialmen’s, landlords’, warehousemen’s, carrier’s and other similar liens imposed by law and securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (f) liens under workers’ compensation, unemployment insurance, Social Security and other similar legislation’ (g) liens, deposits, or pledges securing the performance of contracts, leases, public or statutory obligations, surety, stay, appeal and performance bonds and other similar obligations incurred in the ordinary course of business; (h) liens securing capital lease obligations or the payment of the purchase price of any asset; and (i) with respect to real property, easements, restrictive covenants, rights-of-way and other similar liens and encumbrances that do not impair the continued use of such real property.

3.5 Maintenance of Collateral. Company will maintain the Collateral in good working condition, ordinary wear and tear excepted, and Company will not use the Collateral for any unlawful purposes. Company will immediately advise Lender in writing of any material loss or damage to the Collateral as more fully set forth in Section 3.29(c). The Company will not directly or indirectly, in any fiscal year, sell, transfer or otherwise dispose of any of the Collateral (other than sales of inventory in the ordinary course of business), or grant any option.

3.6 Books and Records. Company has maintained and will maintain at Company’s chief executive or chairman’s office at the address set forth in Section 9.3 complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principals. The Company shall, (i) maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Company in such detail, form and scope as is consistent with good business practice and (ii) provide the Lender access to the premises of the Company at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, but in all events at least one (1) Business Day notice, and at any time after the occurrence and during the continuance of an Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Company’ expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Company with any officer or director thereof, all of whom are hereby authorized to disclose to the Lender all financial statements, work papers, and other information relating to such affairs, finances or business.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with generally accepted accounting principles (“GAAP”) and now and in the future will completely and fairly reflect the financial condition of Company, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, the Company represents that there has been no material adverse change in the financial condition or business of Company. The Company will not at any time make or permit any material change in accounting policies or reporting practices, except as required by GAAP.

3.8 Compliance with Law. Company has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to Company’s ownership of real or personal property, the conduct and licensing of Company’s business, and all environmental matters.

3.9 Litigation. Except as disclosed, there is no claim, suit, litigation, proceeding or investigation pending or (to the best of Company’s knowledge) threatened by or against or affecting Company in any court or before any Governmental Person (or any basis therefore known to Company) which could normally or reasonably be expected to result, either separately or in the aggregate, in any material adverse change in the financial condition or business of Company, or in any material impairment in the ability of Company to carry on its business in substantially the same manner as it is now being conducted. Company will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Company.

3.10 Use of Proceeds. All proceeds of the Loan shall be used solely in accordance with this Agreement. In no event shall the Company (i) use any portion of the proceeds of the Loan for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (ii) take, or permit any person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

3.11 Intellectual Property. Company possesses all material licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names and any other tangible or intangible or intellectual property rights, or rights thereto, required to conduct its business substantially as now conducted and as currently proposed to be conducted, and such rights do not infringe any material intellectual property rights of others in any material respect and no claim or litigation is pending, or, to the best of the Company’s knowledge, threatened against the Company that contests its right to sell or use any such product, process, method, substance, part or other material. The Company shall do and cause to be done all things necessary to preserve and keep in full force and affect all of its material registrations of intellectual property, including without limitation all trademarks, service marks and other marks, trade names and other trade rights.

3.12 Indebtedness. Except as set forth on the Debt Schedule, Company has no outstanding indebtedness of any kind.

3.13 Disclosure. No representation or other statement made by Company to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Lender not misleading.

3.14 No Actual or Pending Material Modification of Business. There exists no actual or, to the best of the Company’s knowledge after due inquiry, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers which individually or in the aggregate could reasonably be expected to have a material adverse effect.

3.15 No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loan or financial accommodations afforded hereunder or in connection herewith by the Lender or any of its affiliates.

3.16 Investment Company. Company is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of the Loan or the application of the proceeds or repayment thereof by the Company, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission there under.

3.17 Solvency. Company is Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the making of the Loan by the Lender. For purposes of this Agreement “Solvent” means, that as of the date as to which the Company’s solvency is to be measured:

(a) the present fair saleable value of its assets is in excess of (i) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (ii) the amount that will be required to pay the probable liability of the Company on its debts as such debts become absolute and matured;

(b) it has sufficient capital to conduct its business; and

(c) it is able to meet its debts as they mature.

3.18 Affiliate Transactions. Except as specified in herein, the Company is not a party to or bound by any agreement or arrangement (whether oral or written) to which any affiliate of the Company is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the business of the Company and (ii) upon fair and reasonable terms no less favorable to the Company than it could obtain in a comparable arm’s-length transaction with an unaffiliated person.

3.19 Performance. Company shall pay the Principal Amount of, and interest on, the Loan evidenced by this Agreement in the manner provided in this Agreement. The obligation of Company described in the preceding sentence is absolute and unconditional, irrespective of any tax or accounting treatment of such obligation including without limitation any documentary stamp, transfer, ad valorem or other taxes assessed by any jurisdiction in connection with this transaction.

3.20 Stay, Extension and Usury Laws. Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Company from paying all or a portion of the Principal Amount of, finance fee, or interest on the Loan contemplated by this Agreement, wherever enacted, now or at any time hereinafter in force, or that may materially affect the covenants or the performance of this Agreement in any manner inconsistent with the provisions of this Agreement. Company expressly waives all benefit or advantage of any such law. If a court of competent jurisdiction prescribes that Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Principal Amount shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with this Agreement, and any amount of interest paid by Company that is deemed illegal shall be deemed to have been a prepayment of the Principal Amount on the Loan.

3.21 Taxes. The Company has properly completed and timely filed all income tax returns it is required to file. The information filed within such tax returns is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been established in accordance with GAAP. All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefore have been established) by it and the Company has no liability for taxes in excess of the amounts so paid or reserves so established. No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Person against the Company and no tax liens have been filed with respect thereto. There are no pending or threatened audits, investigations or claims for or relating to any liability of the Company for taxes and there are no matters under discussion with any Governmental Person which could result in an additional liability for taxes. No extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Company. Company is not a party to, and has no obligations under, any written tax sharing agreement or agreement regarding payments in lieu of taxes. Until payment and satisfaction of all Obligations in full the Company shall pay, when due, (i) all tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, however, that, unless such tax assessment, charge, levy or claim has become a lien on any of the property of the Company it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been established therefore as required in accordance with GAAP.

3.22  Limitations on Indebtedness. Without Lender’s prior written consent, Company shall not, directly or indirectly, create, incur, assume, suffer to exist or otherwise in any manner become liable or commit to become liable for any indebtedness other than (a) indebtedness incurred under and in accordance with this Agreement; (b) indebtedness listed on Debt Schedule, including any extension and renewals thereof; (c) indebtedness incurred in connection with the purchase (or the capitalized or capitalizable lease) of assets used in the business, which shall not exceed the purchase price (or aggregate lease obligations relating to) such assets; (d) indebtedness relating to or arising from the sale of accounts receivable under that certain Account Transfer Agreement with Wells Fargo Business Credit and any renewal, extension or replacement thereof; and (e) indebtedness incurred in the ordinary course of business not in excess of US $2 million in the aggregate.

3.23 Qualified Business. Company acknowledges and agrees that Lender is providing the Loan to the Company pursuant to the Texas CAPCO Law as a qualified business. The Company understands that in order for the Loan to be made by the Lender the following representations must be true and correct as of the date of this Agreement and as of the date that any Loan is outstanding by the Lender.

(a) The Company is headquartered in Texas, its principal business operations and books and records are in Texas and the Company at all times intends to remain in Texas. As of the date hereof, the Company does not and has not had more than 100 employees at any given time. At least 80% of the Company’s employees reside in Texas or the Company pays at least 80% of its payroll to Texas residents.

(b) The Company’s primary business is and will continue to remain in: (i) manufacturing, processing, or assembling products; (ii) conducting research and development; or (iii) providing services.

(c) The Company does not and will not incur more than 20% of its expenses and does not receive more than 20% of its income from:

(i) retail sales;

(ii) real estate development;

(iii) the business of financial services including insurance, banking, or lending; or

(iv) the provision of professional services provided by accountants, attorneys, or physicians.

(d) The Company was not formed or organized, directly or indirectly, by Aegis Texas Venture Fund, LP or an affiliate of Aegis Texas Venture Fund, LP, (ii) is not a franchisee of Aegis Texas Venture Fund, LP; (iii) is not an affiliate of Aegis Texas Venture Fund, LP; or (iv) did not have any financial relationship with Aegis Texas Venture Fund, LP before the date on which Lender made its first investment in the Company. The Company will not at any time make any material change in the lines of its business as carried on at the date hereof or enter into any new line of business, except reasonable extensions of the current business.

3.24 Corporate Changes. Company will not merge or consolidate with any person or entity, or make any investments, or dispose of any substantial portion of its assets, or amend, alter or modify its Articles of Incorporation or by-laws, its legal name, mailing address, chief executive office or principal places of business, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or issue any capital stock or other equity interests without Lender’s prior written consent or Loan repayment.

3.25 Insurance. The Company shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to the Lender as to form, amount and insurer. The Company shall furnish certificates, policies or endorsements to the Lender as the Lender shall request as proof of such insurance, and, if the Company fails to do so, the Lender is authorized, but not required, to obtain such insurance at the expense of the Company. All policies shall provide for at least thirty (30) days prior written notice to the Lender of any cancellation or reduction of coverage and that the Lender may act as attorney for the Company in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Company shall cause the Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Company shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to the Lender. Such Lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Lender as its interests may appear and further specify that the Lender shall be paid regardless of any act or omission by a Company or any of its affiliates. In the event of a loss that results in a material adverse effect, at its option, the Lender may apply any insurance proceeds received by the Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as the Lender may determine or hold such proceeds as cash collateral for the Obligations. In all other circumstances, the Company shall determine whether the insurance proceeds shall be applied to the cost of repairs or replacement of Collateral or to payment of the Obligations.

3.26  Investments. Until payment and satisfaction of all Obligations in full, the Company will not directly or indirectly, at any time make or hold any investment in any person (whether in cash, securities or other property of any kind) except the Company may make investments in cash and cash equivalents so long as the Lender has a perfected, lien on such cash and cash equivalents pursuant to a Control Agreement or a Deposit Account Control Agreement;

3.27 Financial Covenants. Until payment and satisfaction of all Obligations in full, the Company shall:

(a)
maintain as of the end of each fiscal quarter during the term of this Agreement, Tangible Net Worth of at least $250,000, adjusted for non-cash expenses associated with warrants, stock options and stock grants;

(b)
maintain as of the end of each fiscal quarter during the term of this Agreement, a minimum Debt Service Ratio of 1.X., adjusted for non-cash expenses associated with warrants, stock options and stock grants;

(c)	to permit Lender to conduct on site due diligence and asset review with reasonable notice;
(d)	properly identify all assets on Company’s books and records; and
(e)	deliver to Lender unaudited financial statements within 45 days of month end, audited statements within 115 days of the fiscal year end.

For purposes of this Agreement

“Tangible Net Worth” shall mean at any date of determination, an amount equal to (i) the total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company but excluding such assets as are properly classified as intangible assets under GAAP, minus (ii) the total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company, in each case as reported on the most recent quarterly or annual financial statements prepared by the Company.

“Debt Service Ratio” shall mean at any date of determination, the ratio of (a) the EBITDA reported by the Company for the most recently completed fiscal quarter, to (b) all payments by the Company pursuant to Loan for the most recently completed four fiscal quarters (or lesser number if this Agreement has been in force for less than four fiscal quarters) divided by four (or such lesser number of fiscal quarters for which this Agreement has been in force..

“EBITDA” shall mean, in any period, all earnings of the Company before all (i) interest and tax obligations, (ii) depreciation and (iii) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary and/or non-reoccurring gains or losses for such period and excluding all non-cash expenses deducted from earnings during such period.

3.29 Notification Requirements. The Company shall timely give the Lender the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within five (5) Business Days after becoming aware of the occurrence of an Event of Default, a certificate of a senior officer of the Company specifying the nature thereof and the Company’s proposed response thereto, each in reasonable detail.

(b) Proceedings or Changes. Promptly, and in any event within five (5) Business Days after the Company becomes aware of (i) any proceeding being instituted or threatened to be instituted by or against Company in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) involving a sum, together with the sum involved in all other similar proceedings, in excess of $100,000 in the aggregate, (ii) any order, judgment or decree involving a sum, together with the sum of all other orders, judgments or decrees, in excess of $100,000 in the aggregate being entered against the Company or any of its property or assets, (iii) any material notice or correspondence issued to the Company thereof by a Governmental Person warning, threatening or advising of the commencement of any investigation involving the Company or its property or assets, (iv) any actual or prospective change, development or event which has had or could reasonably be expected to have a material adverse effect, (v) the cessation of the business relationship with any customer of a Company whose purchases have accounted for more than 10% of the sales of the Company in any year, (vi) a change in the location of any Collateral from the locations specified herein except for changes as otherwise permitted herein or (vii) a proposed or actual change of the name, identity, corporate structure or jurisdiction of organization or formation of the Company.

(c) Casualty Loss. The Company shall (i) provide written notice to the Lender, within ten (10) Business Days, of any material damage to, the destruction of or any other material loss to any asset or property owned or used by the Company other than any such asset or property with a net book value (individually or in the aggregate) less than $100,000, or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Company together with a statement of the amount of the damage, destruction, loss or diminution in value (a “Casualty Loss”) and (ii) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

(d) Financial Reporting. The Company shall deliver to the Lender the following:

(i) Annual financial statements. As soon as available, but not later than one hundred fifteen (115) days after the end of each fiscal year, beginning with the fiscal year ended July 31, 2008, audited financial statements for such fiscal year together with an Unqualified opinion of the Company’s auditors with respect thereto.

(ii) Monthly financial statements. As soon as available, but not later than forty-five (45) days after the end of each month, commencing with the month in which this Agreement is executed, (A) interim financial statements as at the end of such month, for the most recently ended fiscal quarter and for the fiscal year to date and (B) a certification by the Chief Financial Officer that such financial statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

(iii) Other Financial Information. Within ten (10) Business Days after the request by the Lender therefore, such additional financial statements, budgets, forecasts, projections and other related data and information as to the Collateral and the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Company as the Lender may from time to time reasonably request, and the Company can produce without unreasonable effort or expense, including, without limitation, reports on sales and use tax collections, and sales and use tax accruals.

For purposes of this Agreement, “Unqualified” shall mean without any material qualification (i) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (ii) as to the capability of a Company to continue operations as a going concern or (iii) which could be eliminated by changes in financial statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in an Event of Default.

4. Conditions to Funding The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions prior to or concurrent with the funding of such Loan.

4.1 Closing Documents. The Lender shall have received the following; each dated the date hereof or as of an earlier date acceptable to the Lender, in form and substance satisfactory to the Lender and its counsel:

(a) The Note, duly executed by the Company;

(b) Acknowledgment copies of Uniform Commercial Code financing statements (naming the Lender as secured party and the Company as debtor) and duly authorized release or termination statements, in form and substance satisfactory to the Lender, duly filed in all jurisdictions that the Lender deems necessary or desirable to perfect and protect the liens created hereunder and under the Loan Documents;

(c) Such other agreements, instruments, documents and evidence as the Lender in good faith deems necessary in its sole and absolute discretion in connection with the transactions contemplated hereby.

4.2 Perfection of Liens. The liens in favor of the Lender shall have been duly perfected, and the Collateral shall be free and clear of all liens other than Permitted Liens.

4.3 Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct as of such earlier date.

5. Prepayments.

5.1 Optional. Company may, from time to time, prepay the Loan evidenced hereby, in whole or in part, so long as each partial prepayment of the Principal Amount is equal to or greater than $50,000 and Company has given Lender two (2) or more Business Days’ notice of such optional prepayment. Any such optional prepayment of the Principal Amount shall be without premium or penalty. Any Principal Amount prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under this Agreement at the time of such prepayment.

5.2 Mandatory. Unless otherwise agreed to by Lender, Company shall prepay the Loan to the extent of the net proceeds actually received by Company from the following events (each, a “Mandatory Prepayment Event”):

(a) a public offering or private placement of equity or debt securities having an aggregate market value in excess of $2,000,000; provided, however, that the proceeds from the public offering or private placement of Excluded Securities shall not be subject to this provision and shall not be considered a Mandatory Prepayment Event; or

(b) the sale of all or a substantial amount of the Company’s assets in a single or group of related transactions.

As used in this Agreement, “Excluded Securities” means (a) issuance and sale of equity securities pursuant to options, warrants, convertible securities or other rights to acquire such securities outstanding as of the date hereof; (b) issuance of equity securities pursuant to options, warrants, convertible securities or other rights to acquire such securities issued after the date hereof to employees or consultants of the Company pursuant to an equity compensation plan adopted by the Company; and (c) equity or debt securities issued in connection with the acquisition of any other company, whether in the form of a merger, consolidation, acquisition of assets, exchange of securities or otherwise.

6. Warrant Consideration.

(a) As additional consideration for this Loan, Lender shall receive an option to purchase common stock in Company (the “Warrants”).

(b) Warrant shall have following characteristics:
- a term or expiration date of seven (7) years from the Funding Date,
- include standard “anti-dilution” protection,
- include a “put” option and “cashless exercise” provisions
- include a “call” provision

7. Events of Default.

(a) Events of Default Defined; Acceleration of Maturity. If any of the following events (“Events of Default”) shall occur and be continuing (for any reason whatsoever and whether it shall be voluntary or involuntary or by operation of law or otherwise):

(i) default shall be made in the payment of the Principal Amount of, or interest on, the Loan or any other Obligation when and as the same shall become due and payable, whether at stated maturity, by acceleration, upon a Mandatory Prepayment Event or otherwise; or

(ii) default shall be made in the performance or observance of any covenant, agreement or condition contained in this Agreement or in any of the other Loan Documents, including but not limited to the failure of any financial covenant contained herein, and such default shall have continued for a period of ten (10) Business Days; provided, that, such ten (10) Business Day period shall not apply in the case of: (A) any failure to observe any covenant which is not capable of being cured at all or within such ten (10) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by the Company of any covenant; or

(iii) Company shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property and assets, (2) be generally unable to pay its debts as such debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the United States Bankruptcy Code or similar law or regulation (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law providing for the relief of debtors, (6) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law or regulation, (7) dissolve, (8) take any corporate action under any applicable law analogous to any of the foregoing, or (9) take any corporate action for the purpose of effecting any of the foregoing; or

(iv) a proceeding or case shall be commenced, without the application or consent of Company in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of it or for all or any substantial part of its assets, or (3) similar relief in respect of Company, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code or other similar law or regulation, against Company; or action under the laws of any jurisdiction affecting Company analogous to any of the foregoing shall be taken with respect to Company and shall continue unstayed and in effect for any period of sixty (60) days; or

(v) final judgment for the payment of money shall be rendered by a court of competent jurisdiction against Company and Company shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within sixty (60) days from the date of entry thereof and within said period of sixty (60) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments shall exceed in the aggregate US$100,000; or

(vi) any representation or warranty made by Company in this Agreement, Loan Document, or any other documents or agreements contemplated hereby and thereby or in any certificate or other instrument delivered hereunder or pursuant hereto or in connection with any provision hereof shall be false or incorrect in any material respect on the date as of which made; or

(vii) the indictment by any Governmental Person under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against the Company, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $100,000 or (ii) any other property of the Company which is necessary or material to the conduct of its business; or

(viii) (A) the acquisition by any person (or group of persons as defined by the Securities Exchange Act of 1934 and the regulations thereunder) of more than 20% of the outstanding voting securities of the Company, (B) the public offer by any person (or group of persons as defined by the Securities Exchange Act of 1934 and the regulations thereunder) to acquire more than 20% of the outstanding voting securities of the Company; (C) the election in a contested proxy solicitation of candidates nominated by a person other than the Company that represent more than a majority of the full board of directors; or (D) any other event or circumstance in which any person acquires the right or ability to direct the management or control of the Company who does not presently have the right or ability to direct the management or control of the Company without the prior approval of the Company’s board of directors.

(ix) the occurrence of any event or condition that has a material adverse effect.

then (x) upon the occurrence of any Event of Default described in Section 7(a)(iii) or (iv), the unpaid Principal Amount of the Loan, together with the interest accrued thereon and all other amounts payable by Company under this Agreement, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company or (y) upon the occurrence of any other Event of Default, Lender may, by notice to Company, declare the unpaid Principal Amount of the Loan to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by Company hereunder.

8. Other Remedies.

8.1 General.

(a) Upon the occurrence and during the continuance of an Event of Default, the Lender shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, an, subject to the rights of the holder of any Permitted Lien, the Lender may do any or all of the following:

(i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Company’s receivables or use (at the expense of the Company) such supplies or space of the Company at the Company’s places of business necessary to administer, enforce and collect such receivables and any supporting obligations;

(ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on a the Company’s receivables (in the name of the Company or the Lender) and otherwise administer and collect such receivables;

(iii) sell, assign and deliver a Company’s receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law;

(iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same;

(v) require the Company, at the Company’s expense, to assemble and make available to the Lender any part or all of the Collateral at any place and time designated by the Lender; or

(vi) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral; or

(vii) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose; or

(viii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Lender or elsewhere) at such prices or terms as the Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale; or

(ix) terminate this Agreement.

If any of the Collateral is sold or leased by the Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefore is finally collected by the Lender. In the event the Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, the Company waives the posting of any bond which might otherwise be required.

(b) The Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Company. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days’ notice shall constitute reasonable notification. The Company will assemble the Collateral in its possession and make it available at such locations as the Lender may specify, whether at the premises of the Company or elsewhere, and will make available to the Lender the premises and facilities of the Company for the purpose of the Lender’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Lender may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Company hereby grants the Lender a license to enter and occupy any of the Company’s leased or owned premises and facilities, without charge, to exercise any of the Lender’s rights or remedies.

(c) The Lender may, at any time or times that an Event of Default has occurred and is continuing, enforce any Company’s rights against any account debtor or secondary obligor or other obligor in respect of any of the Company’s accounts or other receivables. Without limiting the generality of the foregoing, the Lender may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the receivables have been assigned to the Lender and that the Lender has a security interest therein and the Lender may direct any or all accounts debtors, secondary obligors and other obligors to make payment of receivables directly to the Lender, extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, demand, collect or enforce payment of any receivables or such other obligations, but without any duty to do so, and the Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of the Lender or its attorneys with respect thereto and take whatever other action the Lender may deem necessary or desirable for the protection of its interests.

8.2 License for Use of Software and Other Intellectual Property. Upon the occurrence or during the continuance of an Event of Default, the Company hereby grants to the Lender an irrevocable, non-exclusive license or other right to use or sublicense, without charge or royalty, all computer software programs, data bases, processes, trademarks, trade names, copyrights, labels, trade secrets, service marks, copyrights, copyrightable material, advertising materials and other rights, assets and materials of Company, whether now owned or hereafter acquired, including in such license reasonable access to all media in which any of the foregoing may be stored or recorded and to all computer programs used for the compilation or printout thereof.

8.3 No Marshaling; Deficiencies; Remedies Cumulative. The Lender shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights to liquidate Collateral shall be applied by the Lender to such of the Obligations and in such order as the Lender shall elect in its sole and absolute discretion, whether due or to become due. The Company shall remain liable to the Lender and the Lenders for any deficiency with interest at the highest rate applicable to Loan hereunder and the Lender agrees to remit to the Company or its successor or assign, any surplus resulting therefrom. All of the Lender’s remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and the Company or in such order and with respect to such Collateral or the Company as the Lender may deem desirable, and are not intended to be exhaustive.

8.4 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, the Company hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Lender to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Lender of any Collateral. The Company also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any receivable of the Company. The Company also consents that upon the occurrence and during the continuance of an Event of Default, the Lender may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Company acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

8.5 Indemnification; Reimbursement of Expenses of Collection. Company hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, the Company will indemnify, defend and hold harmless (on an after-tax basis) the Lender and its successors and assigns and its directors, officers, agents, employees, advisors, shareholders, attorneys and affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) imposed on, asserted against or incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Company of the proceeds of the Loan, or (C) the Lender’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, and (ii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of the Company or any actual or purported violation of a the Company’s governing documents or any other agreement or instrument to which the Company is a party or by which any of its properties is bound. In addition, the Company shall, upon demand, pay to the Lender all costs and expenses incurred by the Lender (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to the Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of the Company hereunder are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law. The Company’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

8.6 Remedies Cumulative. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9. Miscellaneous.

9.1 Reliance on and Survival of Representations. All representations, warranties, covenants and agreements of Company herein shall be deemed to be material and to have been relied upon by Lender and shall survive the execution and delivery of this Agreement, for so long as the Loan remains outstanding.

9.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Company, Lender and each of their respective successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each person who shall from time to time be a holder of the Loan.

9.3 Notices. All notices and other communications provided for in this Agreement shall be in writing and delivered by registered or certified mail, postage prepaid, or delivered by overnight courier (for next Business Day delivery) or telecopied, addressed as follows, or at such other address as any of the parties hereto may hereafter designate by notice to the other parties given in accordance with this Section:

1)	if to the Company:
ATSI Communications, Inc.
Attn: Arthur L Smith, President & CEO
Antonio Estrada, Sr. VP of Finance
3201 Cherry Ridge Road
San Antonio, TX 78230
Telephone: (210) 614-7240
Facsimile: (210) 614-7264

2)	if to Lenders:

ATVF II LLC
5090 Richmond Ave., Suite 319
Telephone: (713) 599-1300
Telecopy: (713) 599-1304

Roderick P. Ciaccio
5090 Richmond Ave., Suite 319
Telephone: (713) 599-1300
Telecopy: (713) 599-1304

Scott Crist
5090 Richmond Ave., Suite 319
Telephone: (713) 599-1300
Telecopy: (713) 599-1304

Jim Johnson
Vencore Solutions LLC.
4500 SW Kruse Way, Suite 350
Lake Oswego, OR 97045
Telephone: (513) 675-3131
Telecopy: (513) 675-3136

Any such notice or communication shall be deemed to have been duly given on the fifth day after being so mailed, the next Business Day after delivery by overnight courier, when received when sent by telecopy or email, or upon receipt when delivered personally.

9.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each of the parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement. The original signature pages shall be forwarded to Lender or its counsel and Lender or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

9.5 Amendments. This Agreement may only be amended by a writing duly executed by the parties hereto.

9.6 Severability. If any term or provision of this Agreement or any other document executed in connection herewith shall be determined to be illegal or unenforceable, all other terms and provisions hereof and thereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

9.7 Governing Law; Submission to Process. THIS AGREEMENT AND ALL AMENDMENTS, SUPPLEMENTS, WAIVERS AND CONSENTS RELATING HERETO OR THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF TEXAS AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDINGS RELATING HERETO BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY SHALL APPOINT AN AGENT FOR SERVICE OF PROCESS IN TEXAS AND SHALL NOTIFY HOLDER OF ANY FUTURE CHANGE THEREIN.

9.8  Entire Agreement. This Agreement contains the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral and written, and all previous contemporaneous oral negotiations, commitments and understandings.

9.9  Further Assurances. Company agrees promptly to execute and deliver such documents and to take such other acts as are reasonably necessary to effectuate the purposes of this Agreement.

9.10  Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11  Assignments and Participations. Company may not assign its rights or obligations hereunder or under the Loan without the prior written consent of Lender. Lender may assign all or any portion of the Loan without the prior consent of Company. Lender may sell or agree to sell to one or more other persons a participation in all or any part of any of the Loan or Warrants without the prior consent of Company. Upon surrender of the Loan or Warrants, Company shall execute and deliver one or more substitute notes, warrants or other securities in such denominations and of a like aggregate unpaid Principal Amount or other amount issued to Lender and/or to Lender’s designated transferee or transferees. Lender may furnish any information in the possession of Lender concerning Company, or any of its respective subsidiaries, from time to time to assignees and participants (including prospective assignees and participants).

9.12  JURY WAIVER. HOLDER AND COMPANY EACH WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

COMPANY:
ATSI COMMUNICATIONS, INC.,
a Nevada corporation

By:	/S/ Arthur L Smith
Name: Arthur L Smith
Title: President & CEO

HOLDERS:
ATVF II LLC
By:	/s/ Scott Crist
Officer
Roderick P. Ciaccio
By:	/s/ Roderick P. Ciaccio
E. Scott Crist
By:	/s/ E. Scott Crist
Officer
Vencore Solutions LLC
By:	/s/ Jim Paul Johnson
Officer

EXHIBIT A

The Collateral shall consist of all right, title and interest of Company in and to the following:

(a) Account Receivables other than accounts that have been sold to Wells Fargo under the Account Transfer Agreement dated December 6, 2007.

(b) Certificate of deposit at Wells Fargo for $100,000

(b) ownership interest in ATSICOM.

WARRANT CERTIFICATE

Warrant No. ____	425,000 Warrants

WARRANT TO PURCHASE
COMMON STOCK OF
ATSI COMMUNICATIONS, , INC.

THIS WARRANT IS SUBJECT TO RESTRICTIONS
ON TRANSFER SET FORTH IN THE
AGREEMENT REFERENCED BELOW.

The registered holder of the above indicated number of Warrants, each Warrant entitling such owner to purchase one (1) share of common stock, $0.001 par value (“Common Stock”), of ATSI Communications, Inc., a Nevada corporation, (hereinafter called the “Company”) at the price per share of $0.19.

The registered holder may exercise all or a portion of the Warrants evidenced hereby by surrender, to the Company at its principal office, of this Warrant Certificate and the form of Notice to Exercise attached hereto, both duly filled in and signed, along with payment in full to the Company of the Exercise Price in cash or immediately available funds or pursuant to a cashless exercise, all as provided in the Warrant Agreement, as such term is defined below, and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement. According to the terms of the Warrant Agreement, the Warrants shall cease to be exercisable at 5:00 p.m. Texas time, on September 26, 2015.

The Warrant Certificate is issued under and in accordance with the Warrant Purchase Agreement dated as of September 26, 2008 (the “Warrant Agreement”), by and between the Company and holder and is subject to the terms and provisions of the Warrant Agreement, which terms and provisions are hereby incorporated by reference herein and made a part hereof. Each holder of this Warrant Certificate consents to all of the terms contained in the Warrant Agreement by acceptance hereof. A copy of the Warrant Agreement is available for inspection by the registered holder hereof at the principal office of the Company in San Antonio, Texas.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE WARRANTS AND ANY SECURITIES ISSUED UPON EXERCISE THEREOF ARE ALSO SUBJECT TO THE PROVISIONS OF A CERTAIN WARRANT PURCHASE AGREEMENT DATED AS OF THE DATE HEREOF, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. THE COMPANY WILL NOT TRANSFER SUCH SECURITIES EXCEPT UPON RECEIPT OF A FAVORABLE OPINION OF COUNSEL AND/OR EVIDENCE SATISFACTORY TO THE COMPANY THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The Warrant Agreement and each Warrant Certificate, including this Warrant Certificate, shall be deemed a contract made under the laws of the State of Texas and for all purposes shall be construed in accordance with the laws of the State of Texas.

Dated: September 26, 2008

ATSI COMMUNICATIONS, INC.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	Chief Executive Officer

NOTICE OF EXERCISE

(To be executed only upon exercise of warrant)

To _____________________

The undersigned registered holder of the attached Warrant Certificate hereby irrevocably exercises and surrenders to ATSI Communications, Inc. such Warrants for, and purchases thereunder, ________*  shares of Common Stock, and herewith makes payment of $__________ therefor, in cash or immediately available funds or pursuant to a cashless exercise as requested below, and requests that the certificates for such shares (less any shares, if any, utilized pursuant to a cashless exercise) be issued in the name of, and delivered to ___________________________, whose address is _______________________________________________________________.

Check one of the following boxes:	☐	Payment in cash or immediately available funds
	☐	Cashless Exercise
Dated: _________________

(Signature)

(Street Address)

(City) (State) (Zip Code)

* Insert here the number of shares called for on the face of this Warrant Certificate (or, in the case of a partial exercise, the portion thereof as to which this Warrant Certificate is being exercised), in either case without making any adjustment for additional shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant Agreement, may be delivered upon exercise. In the case of a partial exercise, a new Warrant Certificate will be issued and delivered, representing the unexercised portion of the warrants, to the holder surrendering the same.